Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2018

Shareholders, Clients, and Team Members:

I am pleased to report that as a result of the effort and commitment of our team members your Company reported record pre-tax and net income of $9.7 million and $8.2 million, respectively in 2018.  The Company’s 2018 net income represented an increase of 114% and 49%, respectively, as compared to 2017 and 2016.  Additionally the Company’s Board of Directors approved a $0.13 per common share dividend, which represents an 8.3% increase over the previous quarter.

During 2018, we continued the execution of our strategic initiatives to further increase the value of your Company through growth and targeted investments.   In addition to record profitability, those efforts lead to positive results including loan and deposit growth of 10.9% and 5.7%, respectively.  In addition to continued growth, the Company has been putting efforts into further development of our residential loan originations and governmental lending.  During 2018, the Company invested $250,000 to establish a residential loan production office in our Central Ohio market and added additional resources to our governmental lending team. While both of these initiatives required net investments for the year, we believe these areas will result in additional non-interest income through increased loan sale activity in the future.  We believe by focusing the growth of these areas in our current markets, we will give the Company the opportunity to grow relationships not merely conduct transactions.  Relationship banking is, has been and will continue to be the fundamental driver of our long-term profitability and success.

Our continued accomplishments is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.  Thank you for your ongoing support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Twelve months ended December 31, 2018	Twelve months ended December 31, 2017
(dollars in thousands, except per share data)
Condensed Statement of Income
Interest income	$34,365	$25,772
Interest expense	6,158	3,118
Net interest income	28,207	22,654
Provision (credit) for loan losses	450	(350)
Net interest income after provision (credit) for loan losses	27,757	23,004
Non-interest income	9,428	6,174
Non-interest expenses	27,436	22,453
Income before income taxes	9,749	6,725
Provision for income taxes	1,529	2,879
Net income	$8,220	$3,846

Average common shares outstanding (basic)	3,268,667	3,267,305

PER COMMON SHARE
Net income	$2.51	$1.18
Book value	$24.76	$23.17
Tangible book value	$15.71	$15.11
Closing price	$20.02	$22.20

FINANCIAL RATIOS
Return on average assets	1.02%	0.56%
Return on average tangible equity	16.79%	6.40%
Net interest margin	3.97%	3.76%
Efficiency ratio	72.03%	76.37%
Loans (including held for sale) to deposits	85.45%	80.69%

PERIOD END BALANCES

	As of December 31, 2018	As of December 31, 2017
Assets	$830,300	$780,450
Loans, gross	$561,614	$506,412
Deposits	$666,236	$630,548
Shareholders' equity	$80,944	$75,704

Common shares outstanding	3,269,358	3,267,643

UNITED BANCSHARES, INC.

DIRECTORS Robert L. Benroth Herbert H. Huffman H. Edward Rigel David P. Roach	Daniel W. Schutt – Chairman R. Steven Unverferth Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth Anthony M.V. Eramo Herbert H. Huffman Kevin L. Lammon William R. Perry	H.Edward Rigel David P. Roach Robert M. Schulte, Sr. Daniel W. Schutt R. Steven Unverferth
Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001. Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH 43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211

468 Polaris Parkway

Westerville, OH 43082

614-269-4402